Exhibit 10.7

Zimmer Asia (HK) Limited

Unit 808-811, Tins Enterprises Centre

777 Lai Chi Kok Road, Kowloon, Hong Kong

Tel : 852-2992 0968  Fax : 852-2992 0982

zimmerbiomet.com

PRIVATE AND CONFIDENTIAL

June 15, 2020

Yi Sang-Uk

Singapore

Dear Sang:

Letter of Appointment (the “Letter”)

We are pleased to confirm your internal transfer as President, APAC to Zimmer Asia (HK) Limited (the “Company”).

The terms and conditions of your employment are set out in this Letter, the attached Terms and Conditions and any appendices or annexures, as well as the Change in Control Severance Agreement dated June 15, 2020 (as may be amended from time to time) and the Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement dated June 15, 2020 (as may be amended from time to time), which together form the terms and conditions of employment and are referred to as the “Agreement”.

1.	Commencement of Employment
1.1

Your employment shall commence on June 16, 2020 or such other date as the Company may notify you (the “Commencement Date”) and shall continue until terminated in accordance with the terms of this Agreement.

1.2	This offer of employment is subject to all the conditions set out below (the "Conditions"):
(a)	satisfactory verification of all information submitted by you to the Company;
(b)	you obtaining all the relevant visa, approvals and immigration permits to lawfully reside and work in Hong Kong;
(c)

you have disclosed to the Company any and all Close Personal Relationship with an employee, a leased staff person or a contractor of the Company or other Zimmer Biomet company(ies), or with a Healthcare Professional or Public Official, and the Company has determined, at its own discretion, that such Close Personal Relationship does not pose an actual or potential conflict of interest, or that even if it does, remedial measures could be taken to avoid or eliminate such conflict of interest; and

1.3

The Company reserves the right to end your employment and/or rescind the Agreement, or if you have already started work, to terminate your employment immediately and without liability, if you do not meet any of the Conditions and/or the Company discovers that false information has been given or there has been a material omission. It is agreed that if such a situation arises, there will be no further obligation to make any of the payments stipulated in this Agreement, save for payments for work done.

1.4	Your continued employment is subject to you maintaining a valid employment visa allowing you to lawfully reside and work in Hong Kong.
1.5

You represent and warrant that by entering into this Agreement with the Company, you will not be in breach of any prior agreement, contract or arrangement with any other person which prevents you from lawfully fulfilling your employment obligations to the Company, including but not limited to any restrictive covenant or confidentiality obligation arising out of employment with any former employer. You further represent and warrant that you have not foregone any other opportunity, financial or otherwise, in connection with commencing your employment with the Company and you are not entering into this Agreement in reliance on any representation not set out in this Agreement or the documents referred to therein, and understand that the terms of this offer are subject to agreement.

2.	Salary
2.1

You will be paid a base salary of HKD 4,700,000.00 per annum, payable in 13 instalments (or such other amounts as may from time to time be agreed in writing). Payment of the first 12 instalments will be made by direct credit to a nominated bank account, on or about the 24th of each calendar month. You are entitled to a 13th month salary payable in arrears in December. The 13th instalment will be pro-rated for any incomplete years of employment.

2.2

Unless exempt from the Mandatory Provident Fund Schemes Ordinance, you will be enrolled into an approved Mandatory Provident Fund (“MPF”) scheme after 60 days of service. The Company will make the prescribed contributions and deductions to the MPF scheme in accordance with prevailing laws in force from time to time.

2.3	All amounts payable by the Company to you shall be subject to any statutory deductions and/or withholdings which the Company may be entitled or required by law to make.
3.	Car Allowance
3.1

You will be eligible for a car allowance of HKD 530,000.00 per annum. This allowance will cover all related expenses of owning and operating a personal car for business purposes. Should you choose to drive to work a car park lot will be provided at the office building.

3.2

All employees who are eligible for car allowance will not be eligible for the applicable commute allowance and any business-related taxi reimbursement, with the exception of traveling from home to the airport and airport to home for business trips, with supporting receipts.

4.	Deductions
4.1	You agree that the Company shall be entitled to deduct from your remunerations any amount due and owing by you to the Company to the extent permitted by law including but not limited to:

(a) any outstanding loans (including loans for training costs), advances, excess holiday; and/or

Page

(b) any losses suffered by the Company as a result of damage to the Company’s property caused by you (save for ordinary wear & tear) and any other losses arising from criminal or negligent acts or omissions or wilful misconduct caused by you in the course of your employment

5.	Company Merit Review Program and Incentive Plans
5.1	You will be eligible for participation in the Company Merit Review Program in April 2021.
5.2

You will be eligible to be considered for participation in the following employee incentive plans (collectively, the “Incentive Plans”), subject to the terms and conditions of each Incentive Plan as set out in the Company policy:

(a)	Zimmer Biomet Management Incentive Plan.

For 100% achievement of budgeted targets a normal bonus payment of 80% of your actual annual base salary earnings will be payable according to the pay-out scale in operation at the time.

Annual bonuses will be pro-rated for part of a year served so long as you join before 1 November, and payment of any bonus shall be conditional upon you remaining in service on the payroll date when the Company pays bonuses to its employees.

(b)	Zimmer Biomet Long Term Incentive Plan.

You may also be eligible to receive annual stock option grants or other equity awards at the discretion of the Board of Directors. These grants are intended to provide an opportunity for long-term compensation and ownership in the Company.

The Company reserves the right to, at its sole discretion, modify, amend, or terminate any and all the provisions of any Incentive Plan, and establish rules and procedures for its administration. No entitlement to a bonus shall accrue until the bonus payment date.  Receipt of a bonus in one year is not a guarantee of future bonus payments or amounts.

5.3

To the extent permitted by law, the Company reserves the right to recover/clawback any incentive payment(s) made to you as a result of any act or omission, whether such act or omission of you or any other person(s), that is deemed detrimental to the interests of the Company (including but not limited to (a) acts of fraud, negligence, intentional misconduct or gross misconduct and/or (b) violation of the Company’s Code of Business Conduct and Ethics, Compliance and Human Resources conflict of interest policies, and other policies, procedures and standards).

6.	Governing Law

This Agreement and your employment by the Company shall be governed by the laws of Hong Kong, and you submit to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters relating to this Agreement and/or your employment.

Should the terms and conditions set out in the Agreement be acceptable to you, please indicate your acceptance by signing on the duplicate of this Agreement and returning the same to the Company.

This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such

Page

counterparts shall be one and the same Agreement, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by each party of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

Yours sincerely

/s/ Seah, Benedict

Benedict Seah

Regional Vice President Human Resources, APAC

ACCEPTANCE

I, Sang Yi, have read and agree to the Company's conditional offer of employment on the terms and conditions set out or referred to in this Agreement.

/s/ Yi, Sang

Sang Yi

Date:  June 15, 2020

Page

Schedule

                             Standard Terms and Conditions of Employment – Hong Kong

1.	Probation Period
1.1	There will be no probation period and you will be a confirmed employee of the Company with effect from your commencement date.
1.2

The company will recognize your past years of service for purposes of career development, mandatory pension fund, service awards and annual leave benefit from the first date on which you were originally employed by the Company’s Affiliates.

2.	Hours of Work
2.1	Your usual business hours shall be in accordance with the Company’s prevailing practices, which are currently 8.30 am to 5.30 pm, Monday to Friday, with a one-hour lunch break.
2.2

You are entitled to public holidays observed in Hong Kong. Although you are normally entitled to Saturdays and Sundays off, only Sunday shall be considered a rest day for the purposes of the Employment Ordinance and other days off may be appointed as your alternative statutory holidays or substituted rest days (as defined in the Employment Ordinance) at the Company’s discretion.

2.3

Should the exigencies of your duties and responsibilities require, you may be required to work additional hours by way of overtime either as and when requested to do so by the Company, or when the proper performance of your work so requires. Your base salary is compensation for all hours worked and you will not be entitled to any additional compensation for any overtime worked.

3.	Place of Work
3.1

You shall generally perform your duties at the Company’s office in Hong Kong. You may, from time to time and in the performance of your duties, be required to travel to places whether in or outside Hong Kong by such means and on such occasions as the Company may from time to time require.

3.2

The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any of its outlets, departments, officers, branches or its Affiliates where such duties or services are of a similar status to or consistent with your position with the Company. You may be required to provide services to any of the Company's outlets, departments, officers, branches or its Affiliates by way of assignment or secondment.

4.	Duties
4.1

You will assume such position(s) and office(s) in the Company and/or its Affiliates as the Company may request, and report to such person as the Company may inform you from time to time. During your employment with the Company, the Company may assign to you such position, duties, roles and other departments as the Company may from time to time consider appropriate.

4.2	You must perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title.
4.3	During your employment with the Company, you must:

Page

(a)	use your best endeavours to promote and protect the interests of the Company and its Affiliates;
(b)	faithfully and diligently perform all duties assigned to you by the Company from time to time in good faith;
(c)

comply with such policies and guidelines of the Company, as established and amended from time to time, which may be applied to the Company’s employees including but not limited to, the provisions set out in Zimmer Biomet Code of Business Conduct and Ethics and the current employment handbook of the Company, if any (the “Employment Handbook”);

(d)	comply with all rules, regulations and guidelines laid down by any relevant authority and/or regulatory body;
(e)

not accept from any person employed by the Company or having any business dealings with the Company any gift, monetary or otherwise, which may place you under any real or apparent obligation to such person;

(f)

not at any time make improper use of information you have acquired by virtue of your position within the Company to gain any advantage for yourself or for any other person to the detriment of the Company, whether directly or indirectly;

(g)	not at any time allow yourself to be placed in a position where your personal interests might conflict with your duties and obligations in this Agreement, whether directly or indirectly;
(h)

not be directly or indirectly engaged, interested in or undertake in whatever capacity and whether for reward or gratuitously, any employment, trade, business, office or work whatsoever otherwise than in respect of your duties to the Company, or retain any fee, except with the written consent of the Company; and

(i)	devote yourself exclusively to the business of the Company and shall personally attend thereto at all times during the usual business hours.
5.	Benefits
5.1	You shall be entitled to benefits in accordance with applicable Company policies and/or as set out in the Employment Handbook, including the benefits set out in Annexure A to this Agreement.
5.2	Any benefits which you receive in excess of your statutory entitlements are provided by the Company on a discretionary basis, and are not contractual entitlements unless expressly stated.
5.3

The Company reserves the right to terminate, substitute other benefits for these benefits, amend the scale of benefits, revise, supplement, modify, suspend or discontinue any plans, policies, or benefits as it deems appropriate, at its sole and absolute discretion. If any benefit provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the policy or otherwise) to provide any benefits to you, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

5.4

You are responsible for ensuring that you are aware of the terms of the benefit schemes applicable to you. For the avoidance of doubt, your entitlement is limited to the entitlement under the terms of the benefit scheme policies as amended from time to time.

Page

5.5

In relation to any insurance benefit, the Company shall not be under any implied or express obligation to make any payment to you, unless and to the extent that it has already received payment from the insurance company, and it shall not be obliged to take proceedings against the insurance company if they reject or partially accept a claim. It is your responsibility to co-operate with the Company and the insurance company to provide medical and other information requested and to comply with any terms of the policy which affect you. For the avoidance of doubt, the benefit is limited to the amount payable under the terms of the policy and the insurer's decision in that respect is final.

6.	Taxation
6.1	You shall be responsible to pay all taxes which may be levied or assessed on any sums paid and/or other benefits provided to you by the Company.

Without prejudice to Clause 2.3 of the Letter, any payment from the Company to you shall be subject to any and all withholding and other taxes (if any) leviable and the Company shall in such case be entitled to deduct or retain the amount of such tax from the sum payable to you.

7.	Code of Business Conduct and Ethics
7.1	You will be governed by, and shall comply with, the terms set out in the Code of Business Conduct and Ethics, which may from time to time be varied and/or amended by the Company.
7.2

You will be required to sign the prevailing Code of Business Conduct and Ethics, as annexed hereto as Annexure B. Your signature to the Code of Business Conduct and Ethics shall mean that you have read and agreed to abide by the rules governing your conduct, as set out in the Code of Business Conduct and Ethics.

8.	Termination of Employment
8.1

Without prejudice to paragraph 8.2 below, either party may terminate your employment at any time and for any reason by giving not less than 6 months prior written notice to the other party or payment in lieu of notice.

8.2

Notwithstanding anything contained herein, the Company shall be entitled to terminate your employment immediately by giving you written notice of termination and without any compensation whatsoever if:

(a)	you commit any act of dishonesty or fraud;
(b)	you are convicted of any criminal offence other than an offence which in the Company’s opinion does not affect your position within the Company or affect the reputation of the Company;
(c)	you are found to have committed any misconduct or neglect in the discharge of your duties hereunder;
(d)

you commit any breach of any of the terms and conditions in this Agreement, Code of Business Conduct and Ethics, or any regulations or rules generally applying to the Company’s employees as may be introduced by the Company from time to time;

Page

(e)

you commit any breach of any code of conduct, rules or regulations under applicable laws as set forth by all relevant regulatory agencies, exchanges and self-regulatory bodies relevant to you and/or the Company’s business;

(f)	any information provided by you to the Company prior to the Company making you this offer in connection with your employment by the Company is found to be false, misleading or incorrect;
(g)	you continuously absent yourself from work for more than 2 contractual working days without approval or reasonable excuse, or without informing or attempting to inform the Company for such absence;
(h)	for any other ground within section 9 of the Employment Ordinance; or
(i)	you behave in any manner which, in the Company’s sole opinion, justifies such termination.
9.	Garden Leave
9.1	Nothing in this Agreement shall be construed as imposing on the Company any obligation to provide work to you or that you have the right to perform any work for the Company.
9.2	After notice to terminate your employment has been given by the Company or you, the Company may in its absolute discretion, for all or part of the notice period (“Garden Leave Period”):
(a)	relieve you of any of your duties;
(b)	assign to you reduced or alternative duties;
(c)	prohibit contact and/or dealings between you and clients, customers and/or such employees of the Company as the Company may in its absolute discretion determine; and/or
(d)	exclude you from any offices of the Company.
9.3

During the Garden Leave Period, you will be entitled to receive your usual pay and all contractual benefits. You must remain readily contactable and available for work during the Garden Leave Period. If so requested, you shall report for work at such time and place as the Company may require.

9.4

Any unused annual leave accrued at the commencement of Garden Leave and any annual leave accrued during Garden Leave will be deemed to be taken by you during Garden Leave to the fullest extent possible under applicable law.

9.5	Such action taken by the Company as provided in paragraph 10.2 shall not constitute a breach of this Agreement nor shall you have any claim against the Company in respect of such action.
10.	Intellectual Property
10.1	In this paragraph 11:
(a)	“Works” shall mean methods, prototypes, works of authorship, mask works, drawings, logos, developments, concepts, documents, articles, reports, ideas, programs, processes,

Page

systems, discoveries, inventions, improvements and/or any other materials whether or not patentable, copyrightable or subject to other forms of protection.

(b)

“Intellectual Property Rights” shall mean all copyright, patents, trademarks, service marks, layout design rights, registered designs, design rights, database rights, trade or business names, rights protecting trade secrets and confidential information, rights protecting goodwill and reputation, and all other similar or corresponding proprietary rights and all applications for the same, whether presently existing or created in the future, anywhere in the world, whether registered or not, and all benefits, privileges, rights to sue, recover damages and obtain relief for any past, current or future infringement, misappropriation or violation of any of the foregoing rights.

10.2

You hereby agree and acknowledge that all rights, title, or interest (including Intellectual Property Rights) in and to any and all Works made, created, developed, written, reduced to practice, produced or conceived by you, in whole or in part, alone or in conjunction with others: (i) during the term of employment with the Company and within the scope or in the course of your employment with the Company; (ii) with the aid, assistance or use of the Company’s resources, equipment, supplies, facilities or Confidential Information; and (iii) as a result of or in connection with any work, services or duties performed by you for the Company (herein all such rights, title and interest to be collectively known as the “Company’s Rights”) shall vest and remain at all times in the Company and remain the sole property of the Company.

10.3

You hereby assign (including by way of present assignment of future rights) to the Company all such Company’s Rights to which you may at any time after the date of this Agreement be entitled by virtue of or pursuant to any of the laws in force in any part of the world, for the full period of the protection of such Company’s Rights including all renewals, reversions and extensions.

10.4

You will, without royalty or other consideration: (i) inform the Company promptly and fully of all Works in writing with a detailed description of each of the Works; (ii) keep and maintain complete and accurate written records regarding such Works, in such media and format as may be specified by the Company. You confirm that such records shall be the sole property of the Company; and (iii) co-operate fully with the Company, to do any and all acts and to execute at the Company’s request and expense, any and all applications, assignments, or other documents relating to any Works and the process of obtaining any patents or other protection for any Works to effect, perfect, record or register the assignment of, or to protect or enforce any of, such Company’s Rights.

10.5	You shall not, at any time or in any way question, dispute, infringe or do any act inconsistent with the Company’s ownership of the Company’s Rights.
10.6

You agree that the Company and its licensees are not required to designate you as author, inventor or developer of any Works or Intellectual Property Rights when distributed or otherwise.  You hereby waive, and agree not to assert, any “moral” rights in any Works and Intellectual Property Rights which you may have under the Hong Kong Copyright Act (including those rights set out or referred to under Part IX therein) or similar legislation in any jurisdiction and any other moral rights to which you are or may be entitled to under any legislation now existing or in future enacted in any part of the world. You agree that Company and its licensees shall have sole discretion with regard to how and for what purposes any Works or Intellectual Property Rights are used or distributed.

Page

10.7	You hereby represent, warrant and undertake that:
(a)

the Works are or shall be your original work and that you did not and will not copy wholly or substantially from any other work or material of any third party (unless instructed otherwise by the Company);

(b)	the Works or any part thereof do not and will not utilize or infringe any Intellectual Property Rights of any third party or give rise to any liability to pay royalty or other compensation; and
(c)	you have not and will not grant or assign the Company’s Rights or any part thereof to any third party whatsoever in any part of the world.
11.	Confidentiality
11.1	In these Terms and Conditions:
(a)	"Parent" means an entity which is a holding company of or holds a controlling interest in the Company; and
(b)

"Affiliates" means a subsidiary of the Company or the Parent of Company or a company over which Company or any holding company of Company has control or which controls Company or any holding company of Company; and the definition of each of Company, Parent and Affiliates, includes any of their successors-in-interest, including, but not limited to, Zimmer, Inc. and Zimmer Biomet Holdings, Inc.

11.2

Subject to paragraph 12.3 of these Terms and Conditions, the term “Confidential Information” means any and all of the Company’s and Parent’s and Affiliates’ trade secrets, confidential and proprietary information and all other information and data of the Company, Parent and Affiliates in oral, demonstrative, written, electronic, graphic or machine readable form, contained in any document, manual, diskette, CD-ROM, website, web page, forum or any other medium or storage media, including but not limited to:

(a)

all operational and/or commercial information, knowhow, processes, organizational information, trade secrets, marketing, sales, advertising information, and business plans and strategies such as lists of actual or potential customers, customer preference data, marketing and sales techniques, efforts and data, merchandising systems and plans, confidential customer information including identification of purchasing personnel, account status, needs and ability to pay, product development and delivery schedules, market research, techniques, overall pricing strategies, the specific advertising programs and strategies utilized, merger, acquisition and expansion information, information concerning methods of operation, divestiture information and competitive information pertaining to the Company’s, Parent’s and Affiliates’ distributors and the success or lack of success of those programs and strategies;

(b)	all human resource and all information relating to the Company’s, Parent’s and Affiliates’ staff such as personnel and salary data;

Page

(c)

all financial information and/or contractual arrangements, information regarding the Company’s, Parent’s and Affiliates’ products and services, forecasts, accounting and tax records such as product costs, supplier information, overhead costs, profit margins, budgets, and pricing policy practices;

(d)

all technical information, product specifications, compounds, formulas, drawings, data, manuals and all instructions, source codes, object codes, diagrams, work flow information, specifications, configurations, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods;

(e)	all information relating to and/or contained in the Company’s, Parent’s and Affiliates’ computer systems, including hardware, software, data and documentation;
(f)	all information which the Company, Parent and Affiliates is obliged to maintain as confidential;
(g)	all information that is generally understood to be confidential due to the nature of the information or circumstances under which it is provided;
(h)	all information which you know or have reason to know is confidential; and
(i)

all other information, data and/or materials which are marked as “confidential”, “proprietary” or similar notation if provided in tangible form, or identified as confidential at the time of disclosure if provided orally, and all copies and reproductions of the foregoing, whether or not owned or developed by the Company.

11.3

“Confidential Information” shall not include information which: (i) is/was rightfully in your knowledge and possession prior to disclosure to you by the Company, Parent or Affiliates, provided such prior knowledge can be adequately substantiated by documentary evidence antedating the disclosure by the Company, Parent or Affiliates; or (ii) you can prove to have already been in the public domain or to have become part of the public domain at a future date otherwise than as a result of your breach of the terms of this Agreement.

11.4

You hereby agree that you shall use the Confidential Information solely for the purposes of your duties during your employment with the Company (“Authorised Purpose”) and to keep the Confidential Information in strictest confidence and not to disclose or permit the disclosure of any Confidential Information to any person, without the Company’s prior written consent.

11.5	You hereby warrant that you will not:
(a)

disclose, transfer, or use (or seek to induce others to disclose, transfer, or use), make available, disseminate, market, resell any Confidential Information or any associated documentation or any modification of the same directly or indirectly to any third party;

(b)	reproduce or cause to be reproduced the Confidential Information or any associated documentation or any part thereof unless such reproduction is strictly necessary for the Authorised Purpose;

Page

(c)

disclose or publish the Confidential Information or any information regarding the scope or functions of your duties, the skills and compensation of other employees of the Company, Parent and Affiliates as well as employment terms and conditions relating to your employment and other employees or personnel of the Company, Parent and Affiliates, in any part of the world or assist or permit others to do so; and/or;

(d)	release any Confidential Information to the press or media or any representative thereof, at any time.
11.6

You shall forthwith notify the Company immediately in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information or upon having reasonable grounds for suspecting any unauthorised disclosure, transfer, or use of Confidential Information or of any misappropriation or misuse by any person of any proprietary or confidential information of the Company, Parent or Affiliates, or any other breach of the provisions of this Agreement.

11.7	You warrant that you:
(a)

are not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit you from disclosing or using any of your ideas, inventions, discoveries or other information or otherwise fulfilling your obligations to the Company;

(b)

shall take sufficient procedures, protection and measures and continue to keep such procedures, protection and measures in place, in order to maintain the confidentiality and protect Confidential Information from unauthorized disclosure, transfer, or use; and

(c)	shall implement and abide by all procedures adopted by the Company to prevent unauthorized disclosure, transfer, or use of Confidential Information.
11.8

Immediately upon termination of your employment with the Company, you shall return to the Company or delete, purge, or destroy (as may be directed by the Company in writing) any and all of the Company’s property relating to the Company’s business, including without limitation all of the Company’s property which is in the possession, custody, or control of you, such as notes, drawings, photographs, manuals, documents, hard copy files, copies of documents, electronic information/files and other materials which contain or relate to the Confidential information in whatever form, without retaining any copies or excerpts thereof in any form whatsoever. If requested by the Company, you shall confirm to the Company in writing, the return or destruction of such materials, documents, media and all copies thereof.

11.9

You acknowledge that the right to retain and/or use the Confidential Information shall terminate forthwith upon termination of your employment with the Company and/or upon the Company’s written demand and you shall thereupon immediately cease to use the Confidential Information.  It is expressly agreed that no termination of the right to retain and/or use the Confidential Information shall release or discharge you from complying with any of the obligations provided in this Agreement.

Page

12.	Non-Competition
12.1

You acknowledge that in addition to obtaining access, use or knowledge of Confidential Information of the Company, Parent and Affiliate and the information, materials and assets which are referred to in paragraph 12 of these Terms and Conditions, you have or will obtain personal knowledge of and influence over customers, clients and/or employees (as applicable) of the Company, Parent and/or Affiliates during the course of your employment. You agree that such information, materials, assets and influence are important and proprietary to the Company. To protect all of these interests of the Company, you hereby agree with the Company that you will be bound by the covenants set out in the Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement dated June 15, 2020 by and between the Company, Zimmer, Inc., Zimmer Biomet Holdings, Inc. and you.

12.2

While the aforesaid covenants are considered by the Company and you to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner, then the said restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

12.3

If at any time during your employment, you receive an offer of employment from, or an offer to enter into some business relationship with, a competitor of the Company, Parent and/or Affiliates, you shall immediately inform the Company before your acceptance of such offer.

12.4	Upon the termination of employment with the Company, you shall not represent yourself as being in any way connected with the businesses of the Company, Parent and/or Affiliates.
13.	Injunctive Relief
13.1

You hereby agree that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and further that any violation thereof would result in irreparable harm and loss to the Company. You further acknowledge and agree that monetary damages would not be a sufficient remedy for any breach of the terms of this Agreement and that the Company shall be entitled to obtain injunctive and other legal or equitable relief against you for your breach or threatened breach of the provisions of this Agreement.

14.	Disclosure of Personal Information
14.1

You shall read and sign the attached Personal Data Protection Notice provided by the Company in Annexure C which includes the purposes for which your personal data is processed and the classes of third parties to whom the Company may disclose your personal data.

14.2

You hereby consent that the Company and/or its Affiliates and/or any third party service provider engaged by the Company and/or its Affiliates from time to time may transfer and process any personal data and sensitive personal data (in manual, electronic or other form) relating to you or provided by you to the Company for any purpose, within or outside Hong Kong, as the Company considers fit at its discretion.

Page

14.3

You acknowledge and give consent to the Company monitoring, intercepting, reviewing and accessing your telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Company which you may use during your employment.

15.	Policies and Procedures
16.1

In addition to the terms and conditions set out in this Agreement, your employment shall be subject to the Employment Handbook and such instructions, guidelines, procedures, policies and regulations which may from time to time be prescribed, introduced, varied and/or amended by the Company, and all applicable laws. In the event of a conflict between the terms of the Employment Handbook, instructions, guidelines, procedures, policies and regulations, and the terms of this Agreement, the terms of this Agreement shall prevail.

16.	Notices
16.1

Any notice required to be served by the Company to you hereunder may be served personally or by post to your address stated above or your last known place of abode, and such notice shall be deemed to have been served upon receipt if served personally or at the time at which the letter would be delivered in the ordinary course of post.

16.2

Any notice required to be served by you to the Company hereunder shall be in writing and delivered personally to, or by post to the appropriate Company, Parent or Affiliate address for the attention of your direct reporting supervisor and the Company’s Human Resource Department.

17.	Miscellaneous
17.1

This Agreement supersedes all other agreements between you and the Company and you hereby acknowledge that you are not entering into this Agreement in reliance on any representation other than those set out in this Agreement.

17.2

The various provisions in this Agreement are severable and if any provision is held to be invalid or unenforceable by any court, such invalidity and/or unenforceability shall not affect the remaining provisions in this Agreement which remain valid and enforceable.

17.3

For the avoidance of doubt, this Agreement will continue to apply to your employment with the Company notwithstanding any change to your position, duties, remuneration, reporting lines, location or status, unless or until it is replaced in writing by agreement between the parties.

17.4

Except for any Parent or Affiliate of the Company, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance to enforce any term of this Agreement.

Page

Annexure A

BENEFITS

Annual Leave

You shall be entitled to annual leave of 26 days during each complete calendar year of service, such annual leave accruing on a pro rata basis throughout such year.

Leave entitlements for the first and last years will be pro-rated from the commencement date and last date of employment respectively.

The Company’s annual leave year is the calendar year. The portion of annual leave required under Hong Kong law (which increases from year to year) is “statutory annual leave” and any leave granted in addition to that statutory minimum is referred to as “additional annual leave”. Except in the first year, annual leave taken will be reduced against your statutory annual leave balance first. Once you use all of your statutory annual leave, any further leave you take will be reduced against your additional annual leave balance. Statutory annual leave is paid in accordance with the Employment Ordinance. Additional annual leave is paid by reference to base salary.

Statutory annual leave must be taken at the time required under the Employment Ordinance, which is the year after it accrues. Any non-statutory annual leave must be taken within the same year that it accrues.

All annual leave shall be taken at the convenience of the Company or at such times as the Company may specify. You are required to provide as much notice as possible to your supervisor of your intention to take annual leave. The Company may in its absolute discretion rescind its approval for any annual leave applied for where the exigencies of work so require.

If there are exceptional circumstances and you have been unable to take all of your additional annual leave within any given year, you may make a request in writing to carry over a maximum of [ 5 ] days of additional annual leave, subject to applicable law. All annual leave that is carried forward must be consumed by end of December of the following year, failing which, all annual leave carried forward shall be forfeited without compensation in respect thereof, subject to applicable law.

Unless the Company approves or requires otherwise, annual leave may not be used to set off any part of the notice period referred to in paragraph 8.1 of the Terms and Conditions.

On cessation of employment for any reason, you will be paid in lieu of accrued but unused statutory annual leave only.

In the event of excess annual leave taken by you prior to the date of termination of your employment, such excess annual leave taken shall be considered as unpaid leave and deducted from your last payroll.

Page

Sick Leave

Sick days and sickness allowance will be in accordance with the Employment Ordinance. The Company may, at its discretion, grant more generous sickness benefits from time to time. There is no contractual right to more generous benefits.

Upon confirmation of your employment, you will be eligible for sick leave as follows:

Accumulation:1st year of service24 days p.a. (2 days per completed month of service) 2nd year of service and thereafter48 days p.a. (4 days per completed months of service)Maximum Ceiling120 days

For the first 30 days of sick leave, you will be granted full paid sick leave but subject to the maximum accumulation of sick leave set out above.

After 30 days of sick leave, you will be granted 4/5th paid leave but subject to the maximum accumulation of sick leave set out above.

No paid sick leave will apply once accumulated leave balance becomes zero.

Each claim for sick leave must be accompanied by a medical certificate issued by a registered medical practitioner or dental surgeon and approved by your immediate superior

Public Holidays	You shall be entitled to Hong Kong Government’s Gazetted general holidays with full pay.
Medical/Hospitalisation Benefits Applicable: Hong Kong Plan 2

You and your family will be provided with medical benefits and will be eligible to participate in the Group Hospitalization and Surgical Plan, in accordance with the terms of the Company policy, Employment Handbook and underwriting requirement by insurer.

Details of the extent of the coverage and the benefits are available from the Company.  The Company reserves the right to withdraw the coverage and/or benefits available, and/or to modify such coverage and/or benefits at any time at its sole discretion.

Group Term Life, Personal Accident and Business Travel Assurance

You will be eligible to participate in the Company Group Term Life, Personal Accident and Business Travel Assurance, in accordance with the terms of the Company policy, Employment Handbook and underwriting requirement by insurer.

Details of the extent of the coverage and the benefits are available from the Company.  The Company reserves the right to withdraw the coverage and/or benefits available, and/or to modify such coverage and/or benefits at any time at its sole discretion.

Page

Employee Compensation Insurance	The Company will provide you Employee Compensation Insurance pursuant to the Employees' Compensation Ordinance.
Zimmer Biomet Employee Stock Purchase Plan

You may be eligible to participate in the Company Employee Stock Purchase Plan in effect during the assignment.

The Company reserves its right to modify, amend, or terminate any and all the provisions of the Plan, and establish rules and procedures for its administration, at its discretion and without notice.

Repatriation Support at End of Assignment in Hong Kong

The Company will provide repatriation support to South Korea (home country) only in the event of an involuntary not-for-cause termination and such support shall only include (1) shipping of goods, (2) insurance on those goods, and (3) plane tickets to your home country for you and your family.

Page

Annexure B

CODE OF BUSINESS CONDUCT AND ETHICS

Please acknowledge your receipt of and agreement with the Code of Business Conduct and Ethics by signing below

                                        /s/ Yi, Sang

Yi Sang-Uk

Page

Annexure C

PERSONAL DATA PROTECTION NOTICE (ENGLISH VERSION)

Zimmer Biomet Holdings, Inc. and its subsidiaries and affiliates are committed to the protection of the employees’ personal data and privacy. This Personal Data Protection Notice (“Notice”) explains how Zimmer Asia (HK) Limited (“Company”) collects and handles the employees’ personal data in Hong Kong.

Personal data will be collected only for lawful and relevant purposes and all practicable steps will be taken to ensure that personal data held by the Company is accurate. The Company will take all practicable steps to ensure the security of the personal data and to avoid unauthorised or accidental access, erasure or other use.

1.	Definitions

“Personal data” means any information which relates to the employees (including the employees’ family member details) and which was collected or provided to the Company for the purposes stated in Section (2) below.

Personal data may include the employees’ name, contact details, race, religion, address, any other information provided by the employees in their curriculum vitae, social security organisation number, provident fund number, personal income tax number, details of identification documents, academic and previous employment record, professional related information, medical or health condition, information in audio / video format (including voice, closed circuit television or security recordings), images (including photographs), location tracking or global positioning system information, criminal records and bankruptcy status.

“Employee”, “employ” and “employment” in this Notice includes trainees, interns, consultants, contract workers, secondees and other similar persons where applicable.

“Group Companies” includes any entity within the Zimmer group of companies, including an entity which is a holding company of or holds a controlling interest in the Company, and a subsidiary of the Company or of the parent of the Company or a company over which the Company or any holding company of the Company has control; and includes any of their successors-in-interest, including, but not limited to, Zimmer, Inc.

(1)	Personal data

1.1	Source of personal data

The Company collects the employees’ personal data directly from the employees (for example, through the employment application form, personal particulars declaration form, offer of employment, secondment letter or curriculum vitae submitted to the Company via e-mail, to the Company’s website or through physical copies) or indirectly from recruitment agents, referees and searches carried out or information obtained from any regulatory or credit reporting agencies.

1.2	Obligatory personal data

All personal data requested from the employees is obligatory to be provided by the employees unless stated otherwise.

Page

Should the employees fail to provide the obligatory personal data, we may be unable to process and administer the relevant employment related transactions (such as leave confirmation, benefits confirmation and insurance claims).

(2)	Purposes of collecting and further processing (including disclosing) the employees personal data

The employees’ personal data is collected and further processed by the Company as required or permitted by law and for employment related purposes, including the following:

•	to process matters relating to the employees’ claims and benefits;
•	to process employment related applications;
•	human resource planning and analysis of the Company’s human resource related practices;
•	succession planning and business continuity plans;
•	reorganization and restructuring exercises;
•	to ascertain and review salaries, benefits, bonuses and incentives;
•	consideration for career progression and career growth;
•	to conduct internal assessments on the employees’ compliance with the Company’s internal policies;
•	to conduct human resource related surveys;
•	to provide the employees with training or other human resource development program;
•	to facilitate the employees’ secondment and transfer within the Company and/ or the related companies;
•	to process the employees’ payroll;
•	to evaluate the employees’ performance;
•	to resolve workplace disputes and assess disciplinary action (in respect of internal investigations, audit or security purposes);
•	to comply with relevant legal obligations and reporting obligations under applicable laws and regulations;
•	for the Company’s internal records management and/or communications between the Company and the Company’s Affiliates;
•	to facilitate the employee’s participation in any contest, event and / or membership program;
•	for internal investigations, audit, compliance monitoring or security purposes;
•	to communicate employment opportunities within the Company and the Group Companies
•	to process other matters relating to the employees’ employment (such as for training, events, functions and activities held by the Company for its employees);
•	to enforce the Company’s rights under employment terms or other applicable laws or to defend the Company’s rights under the law and/or to obtain legal advice; and
•	other purposes directly related to the above.

It is the Company’s policy to retain certain Personal Data of employees when the employees cease to be employed by the Company. Such data are required for any residual employment-related activities in relation to a former employee including, but not limited to the provision of job reference, processing applications for re-employment, matters relating to retirement benefits and allowing us to fulfil contractual or statutory obligations.

Page

(3)	Disclosure or transfer of personal data (within or outside of Hong Kong)

The employees personal data provided to the Company may be disclosed or transferred to the following classes of third parties (within or outside of Hong Kong as required under the law or pursuant to relevant contractual relationships (for example, where the Company appoint third party service providers) or for the purposes or directly related to the purposes stated in Section (2) above:

•	entities within the Group Companies and outsourcing partners;
•

potential or actual purchasers or successors-in-title of the business or share (wholly or in part) of the Company or any one of the Group Companies (including their advisers / representatives) as a result of a potential, proposed or actual sale of business, disposal, acquisition, merger or re-organization;

•	the Company’s authorized dealers, the Company’s distributors and authorized suppliers;
•	government departments or agencies, statutory authorities and industry regulators;
•	any person to whom the Company is compelled or required to do so under the law or in response to a competent or government agency;
•	the employees’ current, past or prospective employers;
•	education or training institutions and examining bodies;
•	employment and recruitment agencies;
•	banks, financial institutions and advisers;
•	law enforcement agencies; and
•

third parties appointed by the Company to provide services to the Company or on the Company’s behalf (such as auditors, lawyers, company secretary services, professional advisers, printing companies, mailing companies, telecommunications companies, contractors, events or training organizers, insurance companies, information technology service providers, service providers providing services such as managing, administering and processing claims, benefits, payroll and other human resource related matters, travel agents, security companies and other advisers).

(4)	Website

4.1Links to other sites

Links to other sites are provided for the employees’ convenience and information. These sites may have their own privacy statement in place and the Company does not control, recommend or endorse these sites and the Company will not be held responsible for these sites or their contents. As such, the Company encourages the employees to read the privacy policies of these sites.

4.2Cookies

In processing the employees’ information, a cookie, which is a text file placed into the memory of the employees’ computer, may be used. The Company is able to use these cookies to identify the Company. The Company may be able to collect the following information during the employees visit to the Company’s website and / or the fully qualified domain name from which the employees accessed the Company’s site, or alternatively, the employees’ internet protocol address:

•	the date and time the employees accessed each page on the Company’s web site;
•	the URL of any webpage from which the employees accessed the Company’s site (the referrer); and
•	the web browser that the employees are using and the pages the employees accessed.

Page

(5)	Right to access and correct personal data

The employees have the right to access and correct their personal data held by the Company. The Company will make every endeavour to ensure the employee’s personal data is accurate and up to date therefore the Company ask that if there are changes to the employees’ personal data, the employees should notify the Company directly via the contact details provided in Section (6) below.

If the employees would like to access their personal data, or correct their personal data, please contact the Company at the details provided in Section (6) below.

(6)	Limiting the processing of personal data, further enquiries and complaints

If:

•	the employee would like to obtain further information on how to limit the processing of the employee’s personal data;
•	the employee has any further query; or
•	the employee would like to make a complaint in respect of their personal data,

requests for access to and correction of your personal data or other queries should be addressed in writing to: Director Human Resources, Greater China.

(7)	Conflict

In the event of any conflict between this English language Personal Data Protection Notice and its corresponding local language translation, the terms in this English language Notice shall prevail.

I hereby acknowledge and consent to the above terms.

Signed   /s/ Yi, SangDate

Name: Sang Yi

Page